Exhibit 10.16

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

AMONG

BLUE RIDGE CHINA PARTNERS, L.P.,

EI FUND II CHINA, LLC,

ZHANG YONG, YANG YUYAN

AND

XINYUAN REAL ESTATE, LTD.

DATED AS OF AUGUST 22, 2006

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of August 22, 2006, among Blue Ridge China Partners, L.P., a Cayman Islands exempted limited partnership (“Blue Ridge China”), EI Fund II China, LLC, a Delaware limited liability company (“EI” and together with Blue Ridge China, the “Purchasers”), Zhang Yong, a PRC national, Yang Yuyan, a PRC national (together with Zhang Yong, the “Management Shareholders” and individually, a “Management Shareholder”), and Xinyuan Real Estate, Ltd., a Cayman Islands company (the “Company”).

WHEREAS, the Company wishes to obtain equity financing, and the Purchasers are willing to invest in the Company on the terms and conditions herein set forth.

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

As used herein, unless the context requires a different meaning, the following terms shall have the following meanings:

“2006 Budget” means the Company’s budget for the period from and after the date of this Agreement through the end of fiscal year 2006, a copy of which has been provided to the Purchasers prior to the date hereof.

“2007 Budget” has the meaning set forth in Section 6.8.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Burnham Warrants” means the warrants to purchase a total of 1,853,172 Common Shares, in the form of Exhibit D hereto, to be issued by the Company to Burnham Securities, Inc. and Joel B. Gardner at Closing.

“Business” means the business that the WFOE and the Operating Companies engage in, including the business of investing in real estate in the PRC.

“Business Day” means any day except a Saturday, a Sunday or a legal holiday in the City of New York or the PRC.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Purchaser” has the meaning set forth in Section 9.9.

“Code” has the meaning set forth in Section 4.23.

“Common Shares” means the common shares, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Contract” has the meaning set forth in Section 4.16.

“Company Group” means the Company, the WFOE and the Operating Companies, and any of the foregoing individually may sometimes be referred to as a “Member of the Company Group”.

“Company’s Indemnification Cap” has the meaning set forth in Section 10.1(d).

“Confidentiality Agreement” means the provisions relating to confidentiality substantially in the form approved by the Purchasers.

“Contract” means any agreement, arrangement or understanding, written or oral.

“Conversion Shares” has the meaning set forth in Section 2.1.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property” in this Article 1.

“Disclosure Schedule” means the disclosure schedule with respect to the representations and warranties of the Company Group contained in Article 4.

“Employee Terms and Conditions” has the meaning set forth in Section 4.17.

“Environment” means the air, water, groundwater, surface water, wetlands, land, soil, subsurface strata, sediment, wildlife, woodlands, ecosystem, flora or fauna, including, the interior and exterior of buildings or structures, and shall also include, any location or media included in the definition of “Environment” under any and all Environmental Laws.

“Environmental Law” means any and all statutes, regulations, ordinances, rules, orders, directives, requirements, common law, claims or adjudications of any Governmental Body, without limitation in time or scope, which regulate or govern or are related in any way to the protection of the Environment, or worker, public, consumer or human health or safety, or are related in any way to Hazardous Materials.

“Environmental Liability” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law, including (i) any environmental matter or condition (including on-site or off-site contamination, and regulation of any chemical substance or product); (ii) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (iii) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions required by any Environmental Law (whether or not required or requested by any Governmental Body or other Person); or (iv) any other compliance, corrective or remedial measure required under any Environmental Law.

“Equity Incentive Plan” has the meaning set forth in Section 6.14.

“FCPA” has the meaning set forth in Section 4.34.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, and as such principles have been applied on a consistent basis during the relevant time period.

“Governing Documents” means, with respect to the Company, the Memorandum of Association, and with respect to the WFOE or any Operating Company, its Articles of Association or other organizational documents, in each case as amended from time to time.

“Governmental Authorization” means any consent, approval, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any legislative or executive branch of any federal, state or local government (including municipalities), anywhere in the world (including the United States, the Cayman Islands and the PRC), and any agency, bureau, commission, court, department or other instrumentality thereof.

“Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, radioactive materials, asbestos, genetically modified organisms, petroleum or hydrocarbon and petroleum or hydrocarbon products.

“Henan Acquisition” has the meaning set forth in Section 4.32.

“Henan Acquisition Agreement” has the meaning set forth in Section 4.32.

“Henan Xinyuan” means Henan Xinyuan Real Estate Co., Ltd., a company organized under the laws of the PRC.

“ICC” has the meaning set forth in Section 12.10.

“Indebtedness” as applied to any Person means (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the balance sheet of such Person as of the date on which Indebtedness is determined, including any capital lease, (ii) all indebtedness secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, provided, that in the case of any such Indebtedness that is recourse only to such property or asset, and not to such Person or any of its other property or assets, the amount of such Indebtedness shall be deemed not to exceed the fair market value of such property or asset as determined in good faith by the Board of Directors of the Company, and (iii) all indebtedness of others with respect to which such Person has provided a guaranty or otherwise has agreed to become directly or indirectly liable, or (without duplication) any such guaranty of such indebtedness.

“Indemnified Party” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Intellectual Property” means all intellectual property necessary to conduct the Company’s and the Operating Companies’ respective businesses as now conducted and as proposed to be conducted, including (i) the Company’s or any of the Operating Companies’ name, all assumed fictional business names, franchises, trade names, trade dress and logos, registered and unregistered trademarks, service marks and applications, and all rights in internet websites, URL’s and internet domain names and e-mail addresses presently used by the Company or the Operating Companies (“Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (“Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works, and including in software (“Copyrights”); and (iv) all plans, drawings and blueprints, studies and reports, and other trade secrets (“Trade Secrets”).

“Jiantou” means Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd.

“Joint Venture” has the meaning set forth in Section 6.12(b).

“Key Employees” means any (i) general manager, chief executive officer and chief financial officer of the Company Group (the “Senior Management Personnel”), (ii) management personnel, such as employees who are less senior than Senior Management Personnel but who supervise the general staff, such as assistant managers, department heads and supervisors of the Company Group, (iii) technical personnel, such as key employees who possess confidential information regarding business operations of the Company Group, and (iv) other employees with access to the Company Group’s confidential information.

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Body.

“Leased Property” has the meaning set forth in Section 4.13(b).

“Lien” means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and any lien related to any filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction), any right of first refusal, right to call, preemptive right or other right of another Person with respect to any property or asset, or any option, warrant or commitment of any kind or nature.

“Losses” has the meaning set forth in Section 10.1.

“Management Shareholders” has the meaning set forth in the preamble.

“Management Shareholders’ Indemnification Cap” has the meaning set forth in Section 10.1(c).

“Marks” has the meaning set forth in the definition of “Intellectual Property” in this Article 1.

“Material Adverse Effect” means any change(s) or effect(s) that individually or in the aggregate is or may (so far as can reasonably be foreseen at the time) be materially adverse to (i) the assets, business, operations, income, prospects or condition (financial or other) of the Company, the WFOE, any of the Operating Companies or the Transactions, (ii) the ability of the Company, the WFOE or any of the Operating Companies to perform its obligations under this Agreement or the Related Documents to which it is a party or to consummate the Transactions, or (iii) a Purchaser’s rights under this Agreement or the Related Documents to which it is a party or the ability of a Purchaser to perform its obligations hereunder and thereunder or consummate the Transactions, but excluding changes in general economic conditions in the PRC.

“Memorandum of Association” has the meaning set forth in Section 2.1.

“Non-Closing Purchaser” has the meaning set forth in Section 9.9.

“OFAC”, “OFAC Sanctions”, and “OFAC Sanctioned Person” have the meaning set forth in Section 4.27.

“Operating Company” means each of Henan Xinyuan, Henan Wanzhong Real Estate Co., Ltd., Shandong Xinyuan Real Estate Co., Ltd. and Qingdao Xinyuan Real Estate Co., Ltd.

“Order” means any order, writ, injunction, decree, judgment, award, determination or written direction of any arbitrator or Governmental Body.

“Owned Real Property” has the meaning set forth in Section 4.13(a).

“Patents” has the meaning set forth in the definition of “Intellectual Property” in this Article 1.

“PCBs” has the meaning set forth in Section 4.22(b).

“Permitted Liens” means (i) Liens for current taxes not yet due and payable, (ii) Liens imposed by Law and incurred in the ordinary course of business for obligations not past due, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) possible minor Liens, which do not in any case materially detract from the value of the property subject thereto or materially interfere with the use thereof, and which have not arisen otherwise than in the ordinary course of business.

“Person” means any individual or entity, including any corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Body.

“PFIC” has the meaning set forth in Section 6.9(c).

“Plan” and “Plans” means the employment regulations, employee benefit regulations, and other employee-related regulations of the Company.

“PRC” means the People’s Republic of China.

“Preferred Shares” means the Series A Convertible Preferred Shares, par value $0.0001 per share, of the Company.

“Projects” means all real estate projects which were developed or are being developed by any Operating Company, including, without limitation, City Family, Central Garden, Longhai Star-level Garden, Xinyuan Splendid, City Manor and City Homestead (as such named projects are identified in the Disclosure Schedule).

“Purchase Price” has the meaning set forth in Section 2.2(b).

“Purchased Securities” has the meaning set forth in Section 2.2(b).

“Purchasers” has the meaning set forth in the preamble.

“Real Property Leases” has the meaning set forth in Section 4.13(b).

“Qualified Public Offering” has the meaning ascribed to such term in the Memorandum of Association.

“Related Documents” means the Contracts and other documents listed on Schedule I hereto, as each may from time to time be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Related Person” means any shareholder, partner, member, director, manager, officer, employee or agent of any Member of the Company Group or any of their respective Affiliates, and any member or former member of the family of any individual shareholder, partner, member, director, manager, officer, employee or agent of any Member of the Company Group or any of their respective Affiliates.

“Required Consents” has the meaning set forth in Section 4.4.

“Returns” has the meaning set forth in Section 4.23(a)

“Securities Act” means the Securities Act of 1933 of the United States, as amended, and, as applicable, any relevant securities laws of any state or non-U.S. jurisdiction (including the Cayman Islands and the PRC).

“Shareholders Agreement” means that certain Shareholders Agreement, dated as of the date hereof, among the Company, the Purchasers and the shareholders of the Company party thereto, substantially in the form of Exhibit A, as the same may from time to time be amended, modified or supplemented in accordance with the terms hereof and thereof.

“Subsidiary” means, as to any Person, (i) a corporation or other entity whose shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned or controlled, directly or indirectly, by such Person, or (ii) a corporation or other entity of which a majority of the equity is owned, directly or indirectly, by such Person.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Article I.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“U.S. Person” has the meaning set forth in Section 4.27(b)(iii).

“U.S. Shareholder” has the meaning set forth in Section 4.28.

“United States” or “U.S.” means the United States of America.

“Voting Stock” means shares or other equity interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions).

“Warrant Shares” has the meaning set forth in Section 2.1.

“Warrant(s)” has the meaning set forth in Section 2.1.

“WFOE” means Xinyuan Real Estate (Henan) Development, Ltd., a company organized under the laws of the PRC, which is a wholly foreign-owned enterprise 100% held by the Company under the laws of the PRC.

“Zhang Yong Warrant” has the meaning given to it in the Shareholders Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Authorization of Securities

On or prior to the Closing, the Company shall have authorized (a) the issuance and sale to (i) Blue Ridge China of 18,483,240 Preferred Shares, and (ii) EI of 12,322,160 Preferred Shares, in each case having the rights, restrictions, privileges and preferences as set forth in the form of the Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum of Association”) attached hereto as Exhibit B, (b) the issuance and sale to each of the Purchasers of a warrant, each in the form attached hereto as Exhibit C (each a “Warrant” and collectively, the “Warrants”) to purchase additional Preferred Shares (the “Warrant Shares”), (c) the issuance of the Warrant Shares upon exercise of the Warrants, and (d) the issuance of Common Shares upon conversion of the Preferred Shares and the Warrant Shares (the “Conversion Shares”). The Company shall adopt and file the Memorandum of Association with the Cayman Islands Registrar of Companies on or before the Closing.

Section 2.2 Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing:

(a) the Company agrees to issue and sell to Blue Ridge China, and Blue Ridge China agrees to purchase from the Company, 18,483,240 Preferred Shares and a Warrant for $15,000,000.00; and

(b) the Company agrees to issue and sell to EI, and EI agrees to purchase from the Company, 12,322,160 Preferred Shares and a Warrant (such securities, together with the securities referred to in the immediately preceding paragraph (a), are collectively referred to herein as the “Purchased Securities”) for $10,000,000 (such amount, together with the amount referred to in the immediately preceding paragraph (a), is collectively referred to herein as the “Purchase Price”).

Section 2.3 Closing

Subject to the terms and conditions of this Agreement, the Closing of the purchase and sale of the Purchased Securities (the “Closing”) shall take place at the offices of TransAsia Lawyers, at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of the conditions in Article 8 and Article 9, or at such other place and date prior to September 30, 2006 as the parties may agree (the “Closing Date”).

Section 2.4 Delivery of Share Certificates

Subject to the terms of this Agreement, as soon as practicable, and in no event more than ten (10) days after the Closing, the Company shall deliver to each Purchaser one or more certificates registered in such Purchaser’s name representing the Purchased Securities purchased by such Purchaser against payment of such Purchaser’s portion of the Purchase Price therefor by wire transfer of immediately available funds pursuant to the Company’s instructions.

ARTICLE 3

USE OF PROCEEDS

Section 3.1 Use of Proceeds

The Company shall use the proceeds from the sale of the Purchased Securities as follows: (a) $23,000,000 shall be contributed to the WFOE as its registered capital, of which $2,500,000 shall be paid by the WFOE to the Management Shareholders pursuant to the Henan Acquisition Agreement, and (b) the balance shall be used for general working capital purposes, including the expansion of the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

In order to induce each of the Purchasers to enter into this Agreement and the Related Documents to which it is a party, the Members of the Company Group and, only to the extent explicitly stated herein, the Management Shareholders, hereby jointly and severally represent and warrant to the Purchasers as follows:

Section 4.1 Organization, Good Standing and Qualification

The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands and is duly qualified to do business as a foreign company in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect. The WFOE and each Operating Company is a company duly organized, validly existing and in good standing under the laws of the PRC.

Section 4.2 Power and Authority

Each Member of the Company Group has all requisite power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party, and, in the case of the Company, to issue, sell and deliver the Purchased Securities, the Conversion Shares and the Warrant Shares.

Section 4.3 Authorization, Execution and Enforceability

(a) The execution, delivery and performance by each Management Shareholder and each Member of the Company Group of this Agreement and the Related Documents to which each is a party have been duly authorized by all necessary corporate or other action on the part of such Management Shareholder or such Member of the Company Group and its respective shareholders. This Agreement and the Related Documents are legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by any applicable securities laws.

(b) The issuance, sale and delivery of the Purchased Securities, the Conversion Shares and the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and its shareholders.

Section 4.4 Consents

(a) Except as set forth on Section 4.4(a) of the Disclosure Schedule (the “Required Consents”), no consent of, notice to, or filing with any Governmental Body or any other Person, including any creditor or shareholder of any Member of the Company Group, is required to be made or obtained in connection with the execution, delivery and performance by any party (other than the Purchasers) of this Agreement or the Related Documents, or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement or the Related Documents, or the offer, issuance, sale or delivery of the Purchased Securities, the Conversion Shares or the Warrant Shares except (i) filing of the Memorandum of Association with the Cayman Islands Registrar of Companies, and (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Purchased Securities, the Conversion Shares and the Warrant Shares under applicable U.S. federal and state securities laws or the securities laws of the Cayman Islands or any other jurisdiction.

(b) All consents, approvals, permits and filings required under applicable Laws for the due and proper establishment and operation of any Operating Companies and the WFOE, have been duly obtained from the appropriate authorities and are in full force and effect. For the avoidance of doubt, the abovementioned includes any and all requirements of any Governmental Body, including, with respect to the Operating Companies, the WFOE and the Management Shareholders, registrations with: the PRC Ministry of Commerce, the PRC State Administration of Industry and Commerce, the PRC State Administration for Foreign Exchange, the PRC National Development and Reform Commission; the PRC Ministry of Construction; the PRC Ministry of Land and Resources, tax bureau, customs authorities, banks and the local counterpart of each of the aforementioned Governmental Bodies.

Section 4.5 No Conflicts

The execution and delivery of this Agreement and the Related Documents, and the consummation of the Transactions, will not, directly or indirectly (with or without notice or lapse of time): (a) breach any provision of any of the Governing Documents; (b) breach, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which any Member of the Company Group and their respective assets may be subject; (c) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Member of the Company Group or that otherwise relates to any Member of the Company Group or their respective businesses; (d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Contract; or (e) result in the imposition or creation of any Lien upon or with respect to the assets of any Member of the Company Group.

Section 4.6 Subsidiaries; Operating Companies

The Company has no direct Subsidiaries other than the WFOE, the WFOE has no direct Subsidiaries other than Henan Xinyuan, Henan Xinyuan has no direct Subsidiaries other than the Operating Companies, and none of the Operating Companies (other than Henan Xinyuan) has any Subsidiaries. The Company owns all of the equity of the WFOE, the WFOE owns all of the equity of Henan Xinyuan, and Henan Xinyuan owns all of the equity of the Operating Companies. Except for the WFOE pursuant to the Related Documents, no Person has any right to receive or participate in the revenue or income of any Operating Company.

Section 4.7 Capitalization, Issuance and Transfer of Shares

(a) Company Authorized Capital. The authorized share capital of the Company consists, or will consist immediately prior to the Closing, of 450,000,000 Common Shares, of which 60,000,000 are outstanding on the date hereof, and 50,000,000 Preferred Shares, none of which shall be issued and outstanding prior to the Closing. All of the outstanding Common Shares have been duly authorized and validly issued, and are fully paid. None of the outstanding Common Shares was issued in violation of the Securities Act or any other Law.

(b) Derivative Securities. Except for (i) the Purchased Securities and the Warrant Shares, (ii) a maximum of 6,802,495 Common Shares reserved for issuance pursuant to the Equity Incentive Plan and as provided in the Related Documents, (iii) 1,853,172 Common Shares issuable upon the exercise of the Burnham Warrants, and (iv) the 1,853,172 Common Shares issuable upon the exercise of the Zhang Yong Warrant, there are no outstanding securities convertible into or exchangeable for any of the shares of the Company or the membership interests or other equity of the WFOE or any Operating Company, or any options, warrants or other rights to subscribe for or to purchase, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any of the shares of the Company or membership interests or other equity of the WFOE or the Operating Companies or any securities convertible into or exchangeable for, any of the shares of the Company or membership interests or other equity of the WFOE or any Operating Company, nor is the Company, the WFOE or any Operating Company subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of the shares of the Company or membership interests or other equity of the WFOE or any Operating Company. None of the Company, the WFOE or any Operating Company has granted any stock appreciation, phantom stock or similar rights.

(c) Shareholders. Neither of the Management Shareholders is a citizen of the United States or an entity domiciled in the United States.

(d) Registration Rights. Except as set forth in the letter agreement, dated as of November 7, 2005, between Henan Xinyuan and Burnham Securities Inc., neither the Company, the WFOE nor any Operating Company has granted or agreed to grant any rights relating to registration of its securities under the Securities Act or any other Law other than pursuant to the Shareholders Agreement.

(e) Voting Agreements. Except as provided in the Shareholders Agreement, no Management Shareholder or Member of the Company Group nor, to its knowledge, any other Person is a party or subject to any Contract which affects or relates to the voting or giving of written consents with respect to any securities of the Company, the WFOE or any Operating Company.

(f) Issuance of Purchased Securities. The Purchased Securities have been duly authorized and, when delivered to and paid for by the Purchasers as provided herein or in the Governing Documents, as the case may be, will be validly issued and fully paid, will be free and clear of all preemptive rights (other than as required by applicable Law) and Liens except in each case as otherwise provided in the Related Documents, and will be entitled to the voting and other rights set forth in the Governing Documents. All preemptive rights of the Company’s shareholders in respect of the Transactions have been waived in writing.

(g) Sale of Purchased Securities. At the Closing, the Purchasers will receive the Purchased Securities sold under this Agreement free and clear of all preemptive rights and other Liens except as otherwise provided in the Related Documents.

(h) Henan Xinyuan Securities. The entire outstanding registered capital of Henan Xinyuan is held by the WFOE and (except as otherwise set forth on Schedule 4.7(h)) the entire registered capital of each other Operating Company is held by Henan Xinyuan, and in each case has been duly authorized and issued and, when paid for will be free and clear of all preemptive rights (other than as required by applicable Law) and Liens except in each case as otherwise provided in the Related Documents, and will be entitled to the voting and other rights set forth in the Governing Documents. To the extent applicable, all preemptive rights of each Operating Company’s shareholders in respect of the Transactions have been waived in writing.

(i) Governing Documents. The Company has provided the Purchasers with correct and complete copies of the Governing Documents of the Company and of each Operating Company, as in effect on the date hereof. The Governing Documents of each Operating Company have been duly and validly authorized and adopted, and are valid and enforceable in accordance with the Law of the PRC, and have been duly filed and are in full force and effect. The Governing Documents of the Company have been duly and validly authorized and adopted, and are valid and enforceable to the full extent under the Law of the Cayman Islands, and have been duly filed and are in full force and effect.

Section 4.8 Compliance with Securities Laws

The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any Person in such a manner as to require that the offer or sale of such securities (including the Purchased Securities) be registered pursuant to the provisions of the Securities Act and the rules and regulations thereunder or any other Law, and neither the Company nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required, including any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Purchased Securities under the Securities Act or the rules and regulations thereunder. The issuance of the Purchased Securities, including the issuance of Conversion Shares and Warrant Shares, are exempt from registration under the Securities Act. The Company has complied with all applicable laws in all issuances and purchases of its shares prior to the date hereof and has not violated any applicable Law in connection with any such issuances and purchases of its securities. Any notices required to be filed under federal, state or any non-U.S. securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required. Except as set forth on Section 4.8 of the Disclosure Schedule, neither the Company nor any Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Purchased Securities has offered the same or any such securities for sale to, or solicited any offers to buy the same from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchasers and their respective Affiliates. Except as set forth on Section 4.8 of the Disclosure Schedule for securities which may be issuable under the Equity Incentive Plan, at no time has the Company offered or sold any securities in the United States or to any Person resident or domiciled in the United States.

Section 4.9 Financial Statements

Attached as Section 4.9 of the Disclosure Schedule are true and complete copies of the consolidated and unconsolidated financial statements of the Operating Companies as at December 31, 2005 and as at June 30, 2006. Such financial statements, as the same may be revised on or prior to the Closing Date as provided in Section 8.16, are in accordance with the accounting records of the Operating Companies, and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Operating Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for recurring year-end audit adjustments and accruals which are not material and any absence of notes required by GAAP.

Section 4.10 Material Liabilities

(a) The Company was incorporated as an exempted company under the Companies Law (2004 Revision) of the Cayman Islands on January 27, 2006 and has conducted no business or operations prior to the date hereof. The Company has no assets or liabilities on the date hereof except as set forth herein and in the Related Documents and at Closing its only assets shall be the shares of the WFOE.

(b) No Operating Company has any liability or obligation, absolute or contingent, liquidated or unliquidated (individually or in the aggregate), except (i) obligations and liabilities incurred after its incorporation date in the ordinary course of business that are not material, individually or in the aggregate, all of which are fully reflected in the financial statements attached as Section 4.9 of the Disclosure Schedule to the extent required by GAAP, (ii) obligations under Contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with GAAP, all of which Contracts are set forth on Schedule 4.10(b) of the Disclosure Schedule (except for such Contracts that, in the aggregate, would not require the payment by the Company Group of more than RMB 8,000,000) and (iii) obligations under this Agreement and the Related Agreements.

Section 4.11 No Material Adverse Effect; Changes

(a) Since January 1, 2006, there has not been any Material Adverse Effect with respect to any Operating Company.

(b) Since January 1, 2006, each Operating Company has conducted its business only in the ordinary course of business in accordance with past practice and there has not been any:

(i) change in its authorized or issued share capital or equity interests, grant of any stock option or right to purchase shares or equity interests, or issuance of any security convertible into or exercisable for such shares or equity interests, except as provided for under the Equity Incentive Plan, or as set forth in Section 4.11(b) of the Disclosure Schedule;

(ii) declaration, setting aside or payment of any dividend or other distribution in respect of its shares or equity interests, or any direct or indirect redemption, purchase or other acquisition of any of its shares or equity interests;

(iii) amendment to any of its Governing Documents, except as set forth in Section 4.11(b) of the Disclosure Schedule;

(iv) incurrence of any material liabilities or obligations of any nature whatsoever, contingent or otherwise (including any liabilities or obligations which, individually or in the aggregate, exceed RMB 8,000,000, other than current liabilities or obligations incurred in the ordinary course of business);

(v) Contract or transaction with a Related Person (except in the ordinary course of business) or increase of any bonuses, salaries or other compensation to any Related Person or entry into any employment, severance or similar Contract with any such Related Person, except as provided for under the Equity Incentive Plan and as set forth on Section 4.11(b) of the Disclosure Schedule;

(vi) any material change in any compensation arrangement or agreement with any employee, officer, or shareholder;

(vii) any resignation or termination of employment of any officer or any Key Employee;

(viii) adoption of, amendment to or increase in the payments to or benefits under, any Plan;

(ix) damage to or destruction or loss of any material asset, whether or not covered by insurance;

(x) entry into, termination of or receipt of notice of termination of any license (including the Licenses), distributorship, dealer, sales representative, joint venture, credit or similar Contract to which it is a party, or any Contract or transaction involving a total remaining commitment by it of at least RMB 4,000,000;

(xi) sale, lease or other disposition of any material asset or property (other than sales of inventory in the ordinary course of business) or the creation of any Lien (other than Permitted Liens) on any material asset or property, except as set forth in Section 4.11(b) of the Disclosure Schedule;

(xii) transfer or grant of any material rights under any Intellectual Property;

(xiii) cancellation, compromise or waiver of any debt, claims or rights with a value in excess of RMB 2,000,000;

(xiv) indication by any significant customer or supplier of an intention to discontinue or change the terms of its relationship with it;

(xv) material change in the accounting methods used or tax elections made; or

(xvi) Contract to do any of the foregoing.

Section 4.12 Legal Proceedings

Except as set forth on Section 4.12 of the Disclosure Schedule, there are no actions, claims, suits or other proceedings pending or, to the knowledge of any Member of the Company Group or the Management Shareholders, threatened, nor is there, to such knowledge, any investigation pending or threatened (or any basis in fact therefor known to the Company), against or affecting any Member of the Company Group or the Management Shareholders, or which seeks to enjoin or otherwise prevent the consummation of the Transactions, or to recover any damages or obtain any other relief against any Member of the Company Group or the Management Shareholders as a result of any of the Transactions, in any court or other Governmental Body or before any arbitrator.

Section 4.13 Real Property

(a) Section 4.13 of the Disclosure Schedule lists all real property owned, used, and occupied by the Operating Companies and contains a true and complete description of all such property (the “Owned Real Property”). The Operating Companies have good and marketable fee simple title to the Owned Real Property and improvements thereon, free and clear of all Liens, except Permitted Liens. None of the Owned Real Property is subject to any right or option of any other person, firm, corporation or other entity to purchase or otherwise obtain title to such property.

(b) Section 4.13 of the Disclosure Schedule contains a true and complete description of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments thereto (the “Real Property Leases”), with respect to (i) all real property leased by each of the Operating Companies (whether as a lessor or lessee and including those in the names of nominees or other entities) and used or occupied in connection with the Business (the “Leased Property”), and (ii) all real property leased or subleased by each of the Operating Companies, as lessor or sublessor, to third parties. Except as set forth on Section 4.13 of the Disclosure Schedule, true, complete and accurate copies of the Real Property Leases have been delivered to the Purchasers, and each of such Real Property Leases is in full force and effect without modification or amendment from the form delivered and are valid, binding and enforceable in accordance with their respective terms. Neither the Operating Companies nor, to the knowledge of the Members of the Company Group, any of the other parties to the Real Property Leases, is in breach thereunder, no material amount due under the Real Property Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Real Property Leases, and no event has occurred which with the passage of time or giving of notice, or both, would constitute a material default thereunder. The lessor under each Real Property Lease has completed all tenant improvement work and other alterations required to be performed by the lessor pursuant to such Real Property Lease. Except as set forth on Section 4.13 of the Disclosure Schedule, no Real Property Lease or sublease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such Real Property Lease or sublease or otherwise give the landlord a right to terminate such lease or sublease.

(c) Each Operating Company’s use of its Owned Real Property and Leased Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications.

(d) There is no violation of a condition or agreement contained in any covenant, easement or any similar agreement affecting the Owned Real Property or the Leased Property. The covenants, easements or rights-of-way affecting the Owned Real Property or the Leased Property do not, with respect to each Owned Real Property or Leased Property, impair the Operating Companies’ ability to use or transfer any such Owned Real Property or Leased Property in the operation of the Business as presently conducted. The Operating Companies have access to public roads, streets or the like or valid easements over private streets, roads or other private property for such ingress to and egress from the Owned Real Property or Leased Property, except as would not impair the Operating Companies’ ability to use or transfer any such Owned Real Property or Leased Property in the operation of the Business as presently conducted.

(e) Except as set forth on Section 4.13 of the Disclosure Schedule, none of the Operating Companies has received any notice and, to the knowledge of the Members of the Company Group, there is no pending or contemplated rezoning proceeding affecting the Owned Real Property or Leased Property that would reasonably be expected to have a Material Adverse Effect on any Operating Company.

(f) All improvements on the Owned Real Property and Leased Property and the operations therein conducted conform to all requirements under applicable Law, including without limitation, health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines, or materially interfere with the present use, operation or maintenance thereof by the Operating Companies as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To the knowledge of the Members of the Company Group, all buildings, structures, improvements and fixtures owned, leased or used at the Owned Real Property and Leased

Property conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters; and all such buildings, structures, improvements and fixtures are in good operating condition and repair.

(g) All improvements on the Owned Real Property are in reasonable condition and repair, with normal wear and tear, and have not suffered any casualty or other material damage that has not been repaired in all material respects. No such improvement encroaches on any real property not included in the Owned Real Property there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property that encroach on the Owned Real Property.

(h) None of the Operating Companies has received notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property or Leased Property, which, if not corrected, would result in termination of the insurance coverage therefor or an increase in the cost thereof.

(i) There is no pending or, to the knowledge of the Members of the Company Group, threatened: (i) condemnation of any part of the Owned Real Property (or to the knowledge of the Members of the Company Group, the Leased Property) by any Governmental Body; (ii) special assessment against any part of the Owned Real Property (and to the knowledge of the Members of the Company Group, the Leased Property); or (iii) litigation against the Operating Companies for breach of any restrictive covenant affecting any part of the Owned Real Property or Leased Property.

Section 4.14 Sufficiency; Personal Property

(a) Except for the Leased Property, each Operating Company owns all of the assets and properties sufficient to carry on its business as now being conducted.

(b) Section 4.14 of the Disclosure Schedule sets forth all the material tangible assets owned by each Operating Company (other than Owned Real Property). Each Operating Company has good and marketable title to all of its tangible personal property and assets (other than properties and assets leased or licensed from others), free and clear of all Liens, except Permitted Liens. Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the ordinary course of business. Each Operating Company has the right to peaceful and undisturbed possession under all leases of personal property necessary in any material respect for the operation of its business and assets, none of which contains any unusual or burdensome provisions which might have a Material Adverse Effect, and all such leases are valid and subsisting and in full force and effect.

Section 4.15 Intellectual Property

(a) Patents. (i) Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list and summary description of all Patents; (ii) all of the issued Patents are currently in compliance with applicable Law (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable; (iii) no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding and, to the knowledge of any Member of the Company Group, there is no potentially interfering patent or patent application of any third party; (iv) (A) to the knowledge of any Member of the Company Group, no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by any Member of the Company Group infringes or is alleged to infringe any patent or other proprietary right of any other Person, and no Member of the Company Group is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming; (v) all products made, used or sold under the Patents have been marked with the proper patent notice.

(b) Marks. (i) Section 4.15(b) of the Disclosure Schedule contains a complete and accurate list and summary description of all Marks; (ii) registrations of all Marks have been submitted to the Trademark Office of the State Administration for Industry and Commerce of the PRC (or, with respect to domain names, with the China Internet Network Information Center and the Internet Corporation for Assigned Names and Numbers) and are still pending examination and approval; (iii) no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of any Member of the Company Group, no such action is threatened with respect to any of the Marks; (iv) to the knowledge of any Member of the Company Group, there is no potentially interfering trademark or trademark application of any other Person; (v) (A) to the knowledge of any Member of the Company Group, no Mark is infringed or has been challenged or threatened in any way and (B) none of the Marks used by any Member of the Company Group infringes or is alleged to infringe any trade name, trademark or service mark of any other Person, and no Member of the Company Group is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming; (vi) all products and materials containing a Mark bear the proper registration notice where permitted by Law.

(c) Copyrights. (i) Section 4.15(c) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights; (ii) all of the registered Copyrights are currently in compliance with applicable Law, and are valid and enforceable; (iii) to the knowledge of any Member of the Company Group, (A) no Copyright is infringed or has been challenged or threatened in any way and (B) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person, and no Member of the Company Group is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming; (iv) all works encompassed by the Copyrights have been marked with the proper copyright notice. All content provided to customers of, or otherwise made available by, the current Business of each Operating Company (i) is in compliance with applicable Law, (ii) is used within its licensed scope if such license is provided by a third party; (iii) in relation to subsisting copyrights has been properly attributed to the relevant Operating Company by its employee(s), and (iv) is, to the knowledge of each Operating Company, not infringing or alleged to infringe upon any third party rights, and no Operating Company is aware of any reasonable basis for any such allegation to exist or have any reason to believe that such allegation may be forthcoming.

(d) Trade Secrets. All Trade Secrets that are material to any Operating Company are not part of the public knowledge or literature and, to the knowledge of any Member of the Company Group, have not been used, divulged or appropriated either for the benefit of any Person (other than the Operating Companies) or to the detriment of any Member of the Company

Group; and to the knowledge of any Member of the Company Group, no such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes or is alleged to infringe any intellectual property right of any other Person, and no Member of the Company Group is aware of any reasonable basis for such an allegation or of any reason to believe that such an allegation may be forthcoming.

(e) Good Title; Valid License. Each Member of the Company Group has good title, free and clear of Liens (other than Permitted Liens), to all Intellectual Property that it owns. No Member of the Company Group owes any payments to any owner or licensor of any intellectual property right, except as set forth on Section 4.15(e) of the Disclosure Schedule. Each Member of the Company Group owns or has licensed all of the Intellectual Property sufficient to carry on its respective business as now being conducted and as proposed to be conducted, and no other intellectual property right not owned or licensed by a Member of the Company Group are required for such purpose.

(f) Confidentiality. No third party has claimed in writing or, to the knowledge of any Member of the Company Group, has reason to claim that any individual employed by or affiliated with the Company Group has (i) violated any of the terms or conditions of such Person’s employment (including non-solicitation and non-hire), non-competition or nondisclosure agreement with such third party, (ii) disclosed or utilized any proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. No Person employed by or affiliated with any Member of the Company Group has used or disclosed or, to the knowledge of any Member of the Company Group, proposes to use or disclose, any trade secret or any information or documentation in violation of the proprietary rights of any former employer, and, to the knowledge of any Member of the Company Group, no Person employed by or affiliated with any Member of the Company Group has violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company Group and there is no reason to believe there will be any such use or disclosure.

Section 4.16 Material Contracts

Section 4.16 of the Disclosure Schedule contains a complete and correct list of all Contracts to which any Member of the Company Group is a party or which otherwise pertain to a Member of the Company Group, which require the expenditure or receipt of more than RMB 4,000,000 per year or are otherwise material to the Company’s or any Operating Company’s business, including (a) all Contracts with Affiliates (except exclusively among the Company and one or more Operating Companies) or any Related Person; (b) all construction Contracts relating to Owned Real Property, Leased Property or the Projects; (c) all Contracts for the incurrence of indebtedness for borrowed money; (d) all shareholder agreements with respect to any Member of the Company Group and other Contracts between shareholders of any Member of the Company Group; and (e) all Contracts related to the grant and/or transfer of land use rights for the Projects (collectively, the “Company Contracts”). Each of the Company Contracts is valid, binding and, to the knowledge of any Member of the Company Group, enforceable against the parties thereto in accordance with its terms. Except as set forth on Section 4.16 of the

Disclosure Schedule, each party to the Company Contracts has performed all obligations required to be performed by it to date, and no event has occurred that, with notice or lapse of time or both, would constitute a material default under such Company Contract.

Section 4.17 Employment Matters

(a) Employment Agreements. Except for the Related Documents, the Equity Incentive Plan, the Plans, as set forth on Section 4.17 of the Disclosure Schedule and the labor agreements with employees which do not materially differ from the form of labor agreement attached hereto as Exhibit H, no Member of the Company Group (i) is a party to any employment or deferred compensation agreement, (ii) has any bonus, incentive or profit-sharing plans, or (iii) has any pension, retirement or similar plans or obligations, whether funded or unfunded, of a legally binding nature or in the nature of informal understandings. To the knowledge of any Member of the Company Group, no Key Employee has any plans to terminate his or her employment with the Company Group. To the knowledge of any Member of the Company Group, no existing or prospective employee of any Member of the Company Group is bound by any Contract that purports to limit the ability of such Person to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company Group, or to assign to any Person any rights to any invention, improvement, or discovery. No former or current employee of any Member of the Company Group is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Company Group to conduct its business as heretofore carried on or proposed to be carried on. No Person is providing consulting services to any Member of the Company Group on a regular basis.

(b) Disclosure of Plans. The Company has provided the Purchasers with complete, accurate and up-to-date copies and all details of the Plans, including material written and oral employment rules, policies and terms and conditions of employment applicable to the directors, officers and employees of the Company, the WFOE and the Operating Companies (collectively, “Employee Terms and Conditions”). Except for the Related Documents or as disclosed in the Disclosure Schedule, no Member of the Company Group has any obligation to compensate or make any payment of any kind to any director, officer or employee, other than (i) current obligations for payment of wages and salary, accrued but unused vacation pay and other benefits, all as expressly provided for in the Employee Terms and Conditions provided to the Purchasers, and (ii) such severance pay obligations and social aid benefit obligations as are imposed by applicable Law.

(c) Legal Compliance. Except as set forth in Section 4.17 of the Disclosure Schedule, each of the Operating Companies has at all times complied with all Laws concerning national pensions, national medical insurance, worker’s compensation insurance, unemployment insurance and any other social security matters. Without limiting the foregoing, all Plans are funded to the full extent required by applicable Laws, and all amounts properly accrued as Indebtedness with respect to any employees who have not been paid have been properly accounted for on the books of the Operating Companies.

(d) Labor Matters. Since the respective incorporation dates, there has been no strike, work stoppage, slowdown or similar labor dispute or grievance involving the any of the

Operating Companies or their respective employees, or any effort to organize the Operating Companies’ employees, or (to the knowledge of any Member of the Company Group) any threat of any of the foregoing, nor to its knowledge is any such action, dispute, grievance or effort currently pending or threatened. None of the Operating Companies is a party to any collective bargaining agreement.

Section 4.18 Affiliate Transactions

Except for the Related Documents or as set forth in Section 4.18 of the Disclosure Schedule, neither the Company, the WFOE nor any Operating Company has, directly or indirectly, purchased, acquired or leased any property from, or sold, transferred or leased any property to, or made any payment to, entered into any Contract or transaction with, or otherwise dealt with, any Related Person, except for compensation, customary indemnification and benefits of employees, officers and directors, in each case entered into in the ordinary course of business, upon customary terms and conditions and all of which have been previously disclosed to the Purchasers in writing. To the knowledge of any Member of the Company Group, no Related Person has any direct or indirect ownership interest in any Person with which the Company, the WFOE or any of the Operating Companies is affiliated or with which the Company, the WFOE or any of the Operating Companies has a business relationship, or any Person that competes with any of the Operating Companies; provided that the ownership of less than five per cent (5%) of the outstanding capital stock of any publicly-traded company that may compete with the Operating Companies shall not constitute a violation of this provision.

Section 4.19 Other Transactions

No Member of the Company Group, nor, to the knowledge of any Member of the Group, any Person acting on their behalf has, directly or indirectly, given or promised or offered to give any money, gift or other benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, or employee or agent of a customer or supplier, or other Person who did, does or may have the ability to help or hinder the business of the Operating Companies (or to assist in connection with any actual or proposed transaction), which (i) could subject any Member of the Company Group or such Person acting on their behalf to any civil or criminal liability or penalty, (ii) if not given in the past, could have had a Material Adverse Effect or (iii) if not continued in the future, could have a Material Adverse Effect.

Section 4.20 Compliance with Laws

Except as set forth in Section 4.20 of the Disclosure Schedules, each Member of the Company Group is, and at all times since its incorporation dates has been, in compliance in all material respects with all applicable Laws. No event has occurred or circumstance exists that could reasonably be expected to constitute or result in a violation by any Member of the Company Group of, or a failure on the part of any Member of the Company Group to comply with, nor has any Member of the Company Group received any written notice from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with, any applicable Law or any actual or potential obligation on the part of any Member of the Company Group to undertake or pay for any remedial action of any nature.

Section 4.21 Governmental Authorizations

Except as set forth in Section 4.21 of the Disclosure Schedule each Member of the Company Group holds all Governmental Authorizations necessary to permit it to lawfully conduct its business as presently conducted and as proposed to be conducted and to own and operate its assets, and each such Governmental Authorization is valid and in full force and effect. Except as set forth in Section 4.21 of the Disclosure Schedule: (i) each Member of the Company Group is, and at all times since its incorporation date has been, in compliance in all material respects with the terms and conditions of each such Governmental Authorization; (ii) no event has occurred or circumstance exists that could reasonably be expected to constitute or result directly or indirectly in a violation of, or a failure to comply with any term or condition of, or the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization; (iii) no Member of the Company Group has received any written notice from any Governmental Body or any other Person regarding any actual or potential violation of, or failure to comply with any term or condition of, or actual or potential revocation, withdrawal, suspension, cancellation, termination of, or any modification to, any such Governmental Authorization, or of its non-compliance or need for compliance or remedial actions under any Governmental Authorization in respect of the activities carried out directly or indirectly by the Operating Companies or the WFOE; and (iv) all filings required to have been made for renewal or otherwise with respect to such Governmental Authorizations have been duly and timely made.

Section 4.22 Environmental Laws

Except as set forth in Section 4.22 of the Disclosure Schedule:

(a) There are no claims, investigations, litigation, administrative proceedings, judgments, actions or Orders (whether final, pending or, to the knowledge of any Member of the Company Group, threatened, or any basis in fact known therefor) relating to the obligations of any Member of the Company Group under any Environmental Laws or Orders in respect thereof, or otherwise relating to any Hazardous Materials, discharges, emissions or other forms of pollution concerning any location where Hazardous Materials from or treated by (or required to be treated by) any Member of the Company Group, or any of their predecessors, have been treated or disposed of or otherwise are located or from which discharges, emissions or other forms of pollution emanate. No Member of the Company Group has received notice from any Governmental Body or other Person to the effect that facts, events or conditions referred to therein may interfere with or prevent compliance with, or may give rise to any liability under, any Environmental Law or Order in respect thereof. No Member of the Company Group has agreed to assume by contract or otherwise any Environmental Liability of any other Person.

(b) No Hazardous Materials are or have been stored, used, treated or disposed of by any Member of the Company Group, or discharged from or otherwise located at any facility or other location at which any Member of the Company Group has conducted or was required to conduct operations, except in compliance in all material respects with Environmental Laws or any permit or Order issued pursuant to any Environmental Law, and no part of such facility or other location at which any Member of the Company Group has conducted operations (including the groundwater located thereunder) is contaminated in any material respect by any Hazardous

Material. No polychlorinated biphenyls (“PCBs”) or friable asbestos-containing materials are located at or in such facility or such other location in amounts or condition that would reasonably be expected to result in Environmental Liability.

(c) There has been no release by any Member of the Company Group or, to the knowledge of any Member of the Company Group, any third party, of Hazardous Materials at or from any property owned or used, or previously owned or used, by any Member of the Company Group, or arising from or relating to the operations of any Member of the Company Group or any third party in connection with any such property or otherwise in connection with the business of any Member of the Company Group, in violation of any Environmental Laws or in amounts or in a manner that could reasonably give rise to Environmental Liability.

(d) Each Member of the Company Group is and has at all times been in compliance in all material respects with all Environmental Laws and all Orders in respect thereof, and there are no past or present actions, activities, circumstances, conditions, events or incidents (including the presence, storage, use, disposal, discharge or release of any Hazardous Materials) that could form the basis of any claim against, or give rise to any Environmental Liability (contingent or otherwise) of any Member of the Company Group or their predecessors, which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each Member of the Company Group is and has been since its incorporation in full compliance with all applicable drinking water standards.

(e) No work, repair, construction or capital expenditure is required or planned in respect of the assets, business or operations of any Member of the Company Group pursuant to or for purposes of complying with any Environmental Law, nor has any Member of the Company Group received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the business of any Member of the Company Group and is in the ordinary course of business.

(f) The Company has disclosed and made available to the Purchasers all information, including all studies, analyses, audits and test results, in the possession, custody or control of the Members of the Company Group relating to (i) the environmental conditions on, under or about any facilities of any Member of the Company Group or any other location at which any Member of the Company Group has conducted or was required to conduct operations, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored, discharged or released by any Member of the Company Group or any other Person at any time on or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the business of the Members of the Company Group, to the extent that such information discloses conditions or circumstances that could reasonably be expected to result in any material Environmental Liability.

(g) Except as noted in Section 4.22 of the Disclosure Schedule, no matter disclosed in Section 4.22 of the Disclosure Schedule (if any), individually or in the aggregate, has resulted in or if adversely determined could reasonably be expected to result in a Material Adverse Effect.

Section 4.23 Taxes

(a) Except as set forth on Section 4.23 of the Disclosure Schedule, each of the Operating Companies, or the affiliated, combined or unitary group of which any Operating Company is or was a member, has (i) filed when due (taking into account extensions) with the appropriate Governmental Bodies all tax returns, estimates and reports (“Returns”) required to be filed by it with respect to Taxes, (ii) prepared all such Returns in accordance with all applicable Laws, and (iii) paid when due all Taxes or has established reserves on its financial statements that, in the aggregate, are adequate therefor in accordance with GAAP. Complete and accurate copies of such Returns have been made available to the Purchasers. No Returns of any of the Operating Companies have been questioned or audited by any tax authority.

(b) There are no Taxes assessed or asserted in writing in respect of any Returns filed by any of the Operating Companies, or the affiliated, combined or unitary group of which any Operating Company is or was a member, as the case may be, or claimed in writing to be due by any taxing authority or otherwise that are not reserved for on the applicable financial statements of any of the Operating Companies in accordance with GAAP. No Return of any of the Operating Companies, or the common parent of any affiliated, combined or unitary group of which any of the Operating Companies is or was a member is currently being audited or questioned by any taxing authority (anywhere in the world) nor has any of the Operating Companies received written notice of any such audit or question. Neither any of the Operating Companies, nor the common parent of an affiliated, combined or unitary group of which any of the Operating Companies is or was a member, has executed or filed with any taxing authority (anywhere in the world) any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, or waiving any statute of limitations in respect of any Taxes. All final adjustments made by the applicable taxing authority or authorities with respect to any Return of the Operating Companies have been reported to the relevant state, local or foreign taxing authorities to the extent required by Law. No requests for ruling or determination letters are pending with any taxing authority with respect to any of the Operating Companies. No Member of the Company Group has made any elections pursuant to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or pursuant to the applicable tax laws of any jurisdiction other than the United States (other than elections that relate solely to methods of accounting, depreciation or amortization).

(c) Except as otherwise set forth on the Disclosure Schedule: Since their respective dates of incorporation, none of the Operating Companies has incurred any Taxes other than in the ordinary course of business, and each of the Operating Companies has made adequate provision on its respective books of account (in accordance with GAAP) for all actual and contingent Taxes with respect to its business, properties and operations for such period; each of the Operating Companies has withheld or collected from each payment made to each of its employees and other parties against which it was required to withhold or collect Taxes, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Government Body; and no claim has ever been made by a Government Body in a jurisdiction in which any of the Operating Companies files Returns that any of the Operating Companies is required to file a Return in that jurisdiction. None of the Operating Companies has ever engaged in a trade or business in the United States, as such terms are used for United States federal income tax purposes.

(d) No Member of the Company Group (i) is a party to an agreement that provides for the payment of any amount that would constitute an “excess parachute payment” within the meaning of section 280G of the Code, (ii) has agreed to make, or is required to make, any adjustment pursuant to section 481(a) of the Code by reason of a change in accounting method initiated by the taxpayer or has knowledge that the Internal Revenue Service or any other taxing authority has proposed any such adjustment or change in accounting method, (iii) has any obligation under any tax sharing, tax indemnity or similar agreement, or (iv) has participated in any international boycott within the meaning of section 999 of the Code.

Section 4.24 Insurance

Except as set forth in Section 4.24 of the Disclosure Schedule: (a) all policies of insurance to which any of the Operating Companies is a party or that provide coverage to any of the Operating Companies are valid, outstanding and enforceable; are issued by an insurer that is financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Operating Companies for all risks normally insured against by a Person carrying on the same business as the Operating Companies and similar situated; and are sufficient for compliance with all Laws and the Company Contracts; (b) none of the Operating Companies has received any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights or any written notice of cancellation or any other indication in writing that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; (c) each of the Operating Companies has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to any of the Operating Companies; and (d) each of the Operating Companies has given notice to the insurer of all claims that may be insured thereby.

Section 4.25 Books and Records

The books of account and other financial records of the Operating Companies since December 31, 2004, all of which have been made available to the Purchasers, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices and in material compliance with applicable legal and accounting requirements. The minute books of all Members of the Company Group, all of which have been made available to the Purchasers, contain accurate and complete records of all meetings held of, and corporate action taken by, their shareholders, their board of directors and committees of the board of directors, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 4.26 Brokers

Other than the fees payable to Burnham Securities, Inc. as described on Section 4.26 of the Disclosure Schedule, which shall be paid by the Company on the Closing Date, no Member of the Company Group has incurred any liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or similar payments in connection with the Transactions

Section 4.27 OFAC Compliance

(a) No Member of the Company Group, or to the knowledge of the Company, Jiantou is an OFAC Sanctioned Person. Each Member of the Company Group, and to the knowledge of the Company, Jiantou, and each of their respective Affiliates are in compliance with, and have not previously violated, the USA Patriot Act of 2001, as amended, and all other applicable U.S., Cayman Islands, and PRC anti-money laundering laws and regulations. None of (i) the purchase and sale of the Purchased Securities, (ii) the use of the Purchase Price, (iii) the execution, delivery and performance of this Agreement, or any of the Related Documents, or (iv) the consummation of the Transactions, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Purchasers, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, Cayman Islands, or the PRC.

(b) For the purposes of Section 4.27(a):

(i) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(ii) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(iii) “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

Section 4.28 No U.S. Shareholder

No person that owns or that, upon application of the attribution and constructive ownership rules set forth in section 958 of the Code and the Treasury Regulations thereunder, is treated as constructively owning, any interest in any Member of the Company Group is, or is deemed to be, a United States Shareholder, as such term is defined in section 951(b) of the Code and the Treasury Regulations thereunder (a “U.S. Shareholder”), with respect to either the Company, the WFOE or any of the Operating Companies.

Section 4.29 Solvency

Immediately prior to, and immediately subsequent to, the consummation of the sale of the Purchased Securities pursuant to this Agreement, each of the Company Group will be solvent. For purposes of this Agreement, “solvent” shall mean, with respect to any Person, (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (iv) such Person has the ability to pay its debts as they become due, and does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

Section 4.30 Land Use Rights

The Operating Companies have fully paid the land use rights grant premium and/or transfer fees as required by the Contracts and have obtained legal land use rights thereunder to develop the Projects. The Company Group has good title, free and clear of Liens (other than Permitted Liens), to the land use rights for the ongoing Projects and the constructions thereon.

Section 4.31 Pre-Completion Sale

No Operating Company has engaged in any business of illegal or improper pre-completion sale of the premises included in the Projects since June 1, 2006.

Section 4.32 Henan Acquisition

The acquisition by the WFOE of one hundred percent (100%) of the issued and outstanding capital stock of Henan Xinyuan from the Management Shareholders (the “Henan Acquisition”) has been, except for consideration of $2,500,000 payable pursuant to the Henan Acquisition and approval by the PRC State Administration of Industry and Commerce, duly completed pursuant to the terms of the acquisition agreements attached hereto as Exhibit G (collectively, the “Henan Acquisition Agreement”), without any waiver or modification of any of the terms thereof, and all of the necessary permits and licenses in respect of the Henan Acquisition have been obtained under applicable Law. The Henan Acquisition Agreement is valid and enforceable under applicable Law, and will be fully performed when such consideration is paid.

Section 4.33 WFOE Positioning

The WFOE’s current business scope includes, among other things, the development of residential real estate, as reflected in the WFOE’s Governing Documents.

Section 4.34 U.S. Foreign Corrupt Practices Act

None of the Company Group, or to the knowledge of the Company, Jiantou, nor any their respective Affiliates, directors, officers, agents or employees is currently making, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, nor will the Purchase Price be given, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof, candidate for foreign political office, or official of a state-controlled entity or public international organization, for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company Group, or to the knowledge of the Company, Jiantou, or any of their respective Affiliates to obtain or retain business for, or direct business to the Company any of its Subsidiaries, or to the knowledge of the Company, Jiantou, or any their respective Affiliates, as applicable. None of the Company Group, or to the knowledge of the Company, Jiantou, nor any their respective Affiliates is currently making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

Section 4.35 Disclosure

(a) No statement made by or on behalf of any Member of the Company Group in (i) this Agreement, (ii) any certificates delivered pursuant to this Agreement, (iii) the Offering Memorandum delivered to the Purchasers in connection with the Transactions, or (iv) any financial information delivered or made available to the Purchasers in the course of their due diligence investigation of the Company Group contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(b) None of the Members of the Company Group is aware of any facts pertaining to any Member of the Company Group or its Affiliates, or the Business or their respective assets, which could adversely affect any Member of the Company Group or its Affiliates, or the Business or their respective assets, and which have not been disclosed in this Agreement (including the Disclosure Schedule), or otherwise disclosed to the Purchasers by the Company in writing.

Section 4.36 Jiantou

(a) Henan Xinyuan owns forty-five percent (45%) of the total outstanding equity capital of Jiantou. None of the Management Shareholders or Members of the Company Group has the power or authority to direct the management of Jiantou.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser, severally and not jointly, hereby represents and warrants, as to itself but not as to any other Purchaser, to the Company as follows

Section 5.1 Organization and Good Standing

Such Purchaser is a company, corporation or an exempted limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 5.2 Power and Authority

Such Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Documents to which it is a party.

Section 5.3 Authorization, Execution and Enforceability

(a) The execution, delivery and performance by such Purchaser of this Agreement and the Related Documents to which it is a party have been duly authorized by all necessary corporate or limited partnership action, as applicable, on the part of such Purchaser. This Agreement and the Related Documents to which such Purchaser is a party are legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms.

(b) Except as set forth on Section 5.3 of the Disclosure Schedule, no consent of, notice to, or filing with any Governmental Body or any other Person, including any creditor or shareholder of the Company, is required to be made or obtained in connection with the execution, delivery and performance by such Purchaser of this Agreement or the Related Documents to which it is a party, or the Transactions, or as a condition to the legality, validity or enforceability of this Agreement or the Related Documents to which it is a party, or the offer, issuance, sale or delivery of the Purchased Securities.

Section 5.4 Investment Representations

(a) Such Purchaser is acquiring the Purchased Securities, including the Conversion Shares and the Warrant Shares, as applicable, for its own account not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Purchaser does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to other Person, with respect to any of the Purchased Securities. Such Purchaser understands that such Purchased Securities must be held indefinitely unless they are registered under the Securities Act or an exemption from such registration is available, and that such Purchased Securities may be transferred only in accordance with the Shareholders Agreement.

(b) Such Purchaser understands that the purchase of the Purchased Securities involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Purchased Securities for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of its investment in, the Purchased Securities. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Purchaser has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. Such Purchaser represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

(c) If such Purchaser is not a “United States Person” (as defined in Section 7701(a)(30) of the Code and is not acquiring the securities for the account or benefit of any United States Person, within the meaning of Regulation S under the Securities Act, such Purchaser (i) agrees not to resell the Purchased Securities except in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Securities Act, (ii) agrees that any certificates representing the Purchased Securities issued to the Purchaser shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration and that hedging transactions with regard to such securities may not be conducted unless in compliance with the Securities Act, (iii) agrees that the Company is hereby required to refuse to register any transfer of any securities issued to the Purchaser not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (iv) represents that it has satisfied itself as to the full observance of the laws of the jurisdiction of its organization in connection with any invitation to subscribe for the Purchased Securities, including (w) the legal requirements of the jurisdiction of its organization for the purchase of Purchased Securities, (x) any foreign exchange restrictions applicable to such purchase, (y) any governmental or other consents that may need to be obtained, and (z) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchased Securities, and (iii) represents that its subscription and payment for and continued beneficial ownership of the Purchased Securities will not violate any applicable securities or other laws of the jurisdiction of its organization.

(d) In addition to any legend described above, such Purchaser understands that the certificates evidencing the Purchased Securities may bear a legend as set forth in the Shareholders Agreement.

(e) Such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Securities and the business, management, properties, prospects and financial condition of the Company.

(f) Such Purchaser understands that the Purchased Securities it is purchasing are characterized as “restricted securities” under the Securities Act laws because they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold absent registration under the Securities Act only in certain limited circumstances. Such Purchaser further understands that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.

Section 5.5 No Conflicts

To the knowledge of such Purchaser, the execution and delivery of this Agreement and the Related Documents, and the consummation of the Transactions, will not, directly or indirectly (with or without notice or lapse of time): (a) breach any provision of any of its memorandum and articles of association or other organizational documents, as amended; (b) breach in any material respect any Law or Order to which such Purchaser and its respective assets may be subject; or (c) result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by such Purchaser.

Section 5.6 Exculpation Among Purchasers

Such Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors and the Management Shareholders, in making its investment or decision to invest in the Company. Such Purchaser agrees that no Purchaser nor any of its Affiliates or any controlling persons, members, officers, directors, partners, agents or employees of any Purchaser or its Affiliates shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Purchased Securities.

ARTICLE 6

COVENANTS OF THE COMPANY AND THE MANAGEMENT SHAREHOLDERS

Section 6.1 Access and Investigation

Between the date of this Agreement and the Closing Date, upon reasonable advance notice, each Member of the Company Group shall (a) afford the Purchasers full and free access, during regular business hours, to its personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with its operations; (b) furnish the Purchasers with copies of all such Contracts, Governmental Authorizations, books and records and other documents and data as any Purchaser may reasonably request; (c) furnish the Purchasers with such additional financial, operating and other relevant data and information as any Purchaser may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by any Purchaser, with the Purchasers’ investigation of the properties, assets and financial condition of the Company Group. In addition, the Purchasers shall have the right to inspect the real property and tangible personal property of the Company Group, at the Purchasers’ sole cost and expense, for purposes of determining the physical condition and legal characteristics thereof.

Section 6.2 Operation of Business

Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the WFOE to, and the Management Shareholders shall cause each Operating Company to:

(a) conduct its business only in the ordinary course of business as currently conducted and as proposed to be conducted;

(b) operate in accordance with the 2006 Budget;

(c) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents, and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(d) confer with the Purchasers prior to implementing operational decisions of a material nature;

(e) report periodically to the Purchasers concerning the status of its business, operations and finances;

(f) make no material changes in management personnel without prior consultation with the Purchasers;

(g) maintain its assets and properties in a state of repair and condition that complies with applicable Laws and is consistent with the requirements and normal conduct of its business;

(h) keep in full force and effect, without amendment or modification, all material rights relating to its business;

(i) comply with all Contracts, and the terms of all applicable Governmental Authorizations, Laws and Orders;

(j) pay and discharge promptly as they become due and payable all Taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, as well as all lawful claims of any kind which, if unpaid, might by Law become a Lien upon its property (other than Permitted Liens);

(k) continue in full force and effect the insurance coverage under its existing policies or substantially equivalent policies;

(l) except as required to comply with, not amend, modify or terminate any Plan without the express written consent of the Purchasers, and except as required under the provisions of any Plan, not make any contributions to or with respect to any Plan without the express written consent of the Purchasers; provided, it shall contribute that amount of cash to each Plan necessary to fully fund all of the benefit liabilities of such Plan on a plan-termination basis as of the Closing Date;

(m) execute and deliver all documents and do all other acts that may be reasonably necessary or desirable to consummate the Transactions; and

(n) maintain all books and records in the ordinary course of business consistent with past practice.

Section 6.3 Negative Covenants

Except as otherwise expressly permitted or required hereby or by the Related Documents, between the date of this Agreement and the Closing Date, without the prior written consent of each of the Purchasers, the Company shall not, and shall cause the WFOE and the Operating Companies not to, conduct its business other than in the ordinary course consistent with past practice and, without limiting the generality of the foregoing, shall not:

(a) enter into any merger, consolidation or other business combination with, or acquire all or a substantial portion of the assets or stock of, any Person, or liquidate, dissolve, recapitalize or reorganize;

(b) sell, lease or otherwise dispose of any of its properties or assets, except in accordance with the 2006 Budget;

(c) purchase, lease or otherwise acquire any properties or assets, except in accordance with the 2006 Budget;

(d) engage in any business other than the business engaged in or proposed to be engaged in on the date hereof;

(e) create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens;

(f) make loans to any Person;

(g) create or incur any Indebtedness, or assume, guarantee or otherwise become liable for the Indebtedness of any other Person, except for the endorsement of checks and purchase money obligations incurred in the ordinary course of business;

(h) directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or make any payment to, enter into any Contract or transaction with, or otherwise deal with, any Related Person, except for (i) compensation, customary indemnification and benefits of employees, officers and directors and (ii) with notice to the Purchasers, transactions in the ordinary course of business, in any case on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than a Related Person;

(i) take or fail to take any action, as a result of which any of the changes or events listed in Section 4.11 or Section 4.12 could reasonably be expected to occur, or any of the other representations or covenants of the Company contained herein could reasonably be expected to be or become untrue or unfulfilled in any material respect;

(j) amend, modify or terminate or any material Contract or Governmental Authorization, or amend, modify or restate any of the Governing Documents;

(k) increase the salary, bonus or other compensation payable to any of its directors, officers, employees or agents;

(l) authorize or issue any shares, or securities convertible into or exchangeable for, or other rights to acquire, any share or other securities;

(m) enter into any Contract with any holder or prospective holder of any securities providing for the granting to such holder of registration rights, preemptive rights, redemption rights, put rights, co-sale rights, special voting rights or protection against dilution;

(n) declare or make any dividends or distributions in respect of, or redeem, repurchase or otherwise acquire any, shares or other securities;

(o) make any capital expenditures not reflected in the 2006 Budget in excess of RMB 500,000 in the aggregate;

(p) change its fiscal year, modify in any material respect its tax reporting or accounting treatment practices, make any tax election, or replace its firm of independent auditors; or

(q) commit to do any of the foregoing.

Section 6.4 Required Consents

As promptly as practicable after the date of this Agreement, each Member of the Company Group shall make all filings required by Law to be made by it in order to consummate the Transactions, and shall cooperate with the Purchasers with respect to all filings that any Purchaser elects to make or shall be required by Law to make in connection with the Transactions and in obtaining all Required Consents.

Section 6.5 Notification

Between the date of this Agreement and the Closing Date, the Company shall promptly notify the Purchasers in writing if the Company becomes aware of (a) any fact or condition that makes any Member of the Company Group’s representations and warranties untrue as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would make any Member of the Company Group’s representations and warranties untrue had such representation or warranty been made as of the date of the occurrence of such fact or condition, (c) any breach of any Member of the Company Group’s covenants in this Agreement, or (d) any fact or condition that could reasonably be expected to make the satisfaction of the conditions in Article 8 unlikely or impossible. Should any such fact or condition require any change to the Disclosure Schedule, the Company shall promptly deliver to the Purchasers a supplement to the Disclosure Schedule specifying such change; provided, that such delivery shall not affect any rights of the Purchasers hereunder.

Section 6.6 No Negotiation

Between the date of this Agreement and the Closing Date, the Management Shareholders and their Affiliates shall deal exclusively with the Purchasers in connection with any investment in any Member of the Company Group and shall not, and shall cause their respective Affiliates (including the WFOE and the Operating Companies) and any Person acting on behalf of the Management Shareholders or any of their Affiliates not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any Person (other than the Purchasers) relating to the Transactions or any business combination transaction involving the WFOE or the Operating Companies, including the sale of equity (including in trust), the merger or consolidation of the WFOE and/or any Operating Company, or the sale of all or any material portion of the WFOE’s and/or any Operating Company’s business or assets, or any comparable transaction or other transaction that would be inconsistent with the Transactions. The Management Shareholders shall notify the Purchasers of any such inquiry or proposal promptly upon receipt or awareness of the same by the Management Shareholders, their respective Affiliates, or any Person acting on any of their behalf.

Section 6.7 Reasonable Best Efforts

Each Member of the Company Group shall use its reasonable best efforts to cause the conditions in Article 8 to be satisfied.

Section 6.8 2007 Budget

(a) Until the Closing, the Company shall deliver to the Purchasers as soon as practicable, but in any event within thirty (30) days after the end of each calendar month, an unaudited income statement, unaudited statement of cash flows for such month and an unaudited balance sheet, in each case for the Operating Companies on a consolidated and unconsolidated basis as of the end of such month, which shall be consistent with the Operating Companies’ past practices and in accordance with the accounting records of the Operating Companies, and shall fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Operating Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except for recurring year-end audit adjustments and accruals which are not material and absence of the notes required by GAAP.

(b) The financial statements referred to in Section 6.8(a) shall be certified by the Company’s chief financial officer as to compliance with Section 6.8(a).

(c) Prior to the Closing, the Company shall deliver to the Purchasers the budget for fiscal year 2007, which shall be in a form and substance satisfactory to the Purchasers (the “2007 Budget”). The 2007 Budget shall be certified by the Company’s chief financial officer, which certificate shall state that the 2007 Budget have been prepared in good faith by the Company, that any projections included in the 2007 Budget have been be prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections.

Section 6.9 Tax Matters

For so long as Blue Ridge China or EI holds at least 25% of the number of Series A Preferred Shares (or Common Shares issuable upon conversion of such Series A Preferred Shares) held by it on the date hereof:

(a) the Company shall, and shall cause the WFOE and the Operating Companies and any other Subsidiaries to, promptly and timely make any tax elections pursuant to the Code or any other applicable Law as may be required by the Purchasers in their sole discretion;

(b) prior to a Qualified Public Offering, the Company shall not, without the written consent of the Purchaser, issue or transfer shares (or rights to acquire shares) in the Company, and shall use its reasonable best efforts (and the Management Shareholders shall use their reasonable best efforts) to not permit issuances or transfers of shares or ownership interests (or rights to acquire ownership interests) in any Person who directly or indirectly owns shares in the Company, to any Person if following such issuance or transfer the Company, in the determination of counsel or accountants for the Purchaser, would be a “Controlled Foreign Corporation” (a “CFC”) as defined in the Code with respect to the shares held by any Purchaser. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Purchasers: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Purchasers with access to such other Company information as may be reasonably required by such Purchasers to determine the Company’s status as a CFC, to determine whether each such Purchaser is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow such Purchasers to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Purchasers to be a CFC as defined in the Code (or any successor thereto) with respect to the shares held by any Purchaser, the Company agrees to use commercially reasonable efforts to avoid generating for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code;

(c) the Company shall use its reasonable best efforts to avoid being a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code (or any successor thereto). In furtherance of the foregoing, the Company shall (no less frequently than as of the end of each calendar year and at such other times as it determines in good faith to be appropriate), in consultation with its professional advisors, take such reasonable steps as necessary to determine whether the Company could reasonably be expected to be classified as a PFIC or whether there is a material risk that it could be classified as a PFIC. The Company will promptly inform the Purchasers at any time that it determines that it could reasonably be expected to be so classified or there is a material risk thereof, and it will cooperate with the Purchasers in taking such actions as required by the first sentence of this paragraph (c) to avoid being a PFIC. In connection with a “Qualified Electing Fund” election made by any Purchaser pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to the Purchasers in a PFIC Annual Information Statement in such reasonable form as provided by the Purchasers and shall provide the Purchasers with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election;

(d) The representations, warranties and covenants in the forgoing paragraphs (b) and (c) shall be applicable with respect to each Subsidiary of the Company that would be classified as a corporation for U.S. Federal income tax purposes, and the Company shall cause such Subsidiary to comply with the foregoing as if such Subsidiary (and not just the Company) were named in such paragraphs. The Company shall also obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing paragraphs and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing provisions of this Section 6.9; and

(e) except to the extent that the Purchasers elect otherwise, and only if requested by the Purchasers, the Company shall take such reasonable actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes;

provided that, all third-party reasonable fees and expenses in excess of $20,000 per year associated with the Company complying with this Section 6.9 shall be borne by the Purchasers.

Section 6.10 Corporate Governance

Prior to the Closing Date, the Company shall amend the WFOE’s Governing Documents and shall cause the WFOE to amend Henan Xinyuan’s Governing Documents, in order to reflect corporate governance systems satisfactory to the Purchasers.

Section 6.11 Foreign Exchange Settlement and Repatriation

Following the Closing Date and during the WFOE’s operational term, with such term to be approved by the Purchasers, the Company and Management Shareholder shall cause the WFOE’s capital to be freely and timely converted from foreign exchange into RMB according to the business needs approved by the Purchasers and all of the WFOE’s profits to be freely and timely repatriated to the Company.

Section 6.12 Corporate Restructuring

(a) Immediately following the Closing, Zhang Yong shall deposit $1,250,000 of the proceeds received from the Henan Acquisition into an escrow account in the name of Henan Xinyuan maintained by a banking institution specified by the Purchasers prior to the Closing Date. The terms of such escrow shall provide that the funds maintained therein shall be released only with the prior written consent of the Purchasers.

(b) Within a reasonable time after the Closing Date, but in no event later than October 31, 2006, Henan Xinyuan and Zhang Yong shall form a joint venture (the “Joint Venture”) on terms and conditions which shall be satisfactory to the Purchasers in their sole discretion, including, without limitation, (i) the contribution by Zhang Yong of $1,250,000 to the Joint Venture, (ii) the ownership of the equity of the Joint Venture in the following proportions: (X) Henan Xinyuan shall own ninety-nine percent (99%), and (Y) Zhang Yong shall own one percent (1%), and (iii) the subsequent contribution by Zhang Yong of such one percent (1%) interest to Henan Xinyuan for nominal consideration.

(c) Promptly after the Closing Date, the Management Shareholders and the Purchasers agree to enter into good faith discussions regarding the sale of all, but not less than all, of the Management Shareholders’ interests in Xinyuan Property Management Co., Ltd., Mingyuan Landscape Co., Ltd., Xinyuan Agency and Computer Network Co., Ltd. to Henan Xinyuan (collectively, the “Ancillary Businesses”) for the fair market value price of such companies and on terms and conditions acceptable to the Purchasers, the Management Shareholders and Henan Xinyuan, acting reasonably. Until the earlier of (i) one year after the Closing Date, and (ii) the date, if any, on which the discussions referred to in this Section 6.12(c) are terminated in good faith by the parties thereto, the Management Shareholders shall not (i) sell, assign, transfer, pledge, or otherwise dispose of or encumber, (ii) sell all or substantially all of the assets of, or (iii) liquidate, dissolve or wind up, any of the Ancillary Businesses, or agree to do any of the foregoing.

(d) As soon as practicable after the Closing Date, but in no event later than January 31, 2007, the Company shall cause Henan Xinyuan to transfer to the Management Shareholders all of the issued and outstanding capital stock of Beijing Cornwill Investment & Consultancy Co., Ltd., pursuant to applicable Law and pursuant to documentation satisfactory in form and substance to the Purchasers, provided that such transfer shall not result in any liability to the Company Group.

Section 6.13 Accounting Controls

Within a reasonable time after the Closing Date, but in no event later than January 1, 2007, the Company, the WFOE and each of the Operating Companies shall implement and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 6.14 Equity Incentive Plan

Within a reasonable time after the Closing Date, but in no event later than October 31, 2006, the Company shall implement an equity incentive plan consisting of a stock option agreement and a stock bonus agreement for the benefit of certain employees, directors and advisors, pursuant to which the Company may issue a maximum of 6,802,495 Common Shares, which amount shall not exceed ten percent (10%) of the issued and outstanding capital stock of the Company (calculated on a fully-diluted basis), on such terms and conditions as shall be reasonably acceptable to the Purchasers (the “Equity Incentive Plan”).

Section 6.15 Real Estate Projects

Promptly after the Closing Date, the Company shall cause the WFOE to duly obtain all permits and licenses necessary for the development of the Projects and to maintain the aforementioned permits and licenses during the WFOE’s operational term, which term shall be approved by the Purchasers.

Section 6.16 Agreements with Senior Management

Promptly after the Closing Date, the Company shall cause the WFOE and the Operating Companies to enter into Confidentiality, Non-Competition and Non-Solicitation Agreements with their respective Senior Management Personnel, to the extent they have not already been entered into prior to the Closing Date pursuant item 6 set forth on Schedule I.

ARTICLE 7

COVENANTS OF THE PURCHASERS

Section 7.1 Required Consents

As promptly as practicable after the date of this Agreement, each Purchaser shall make all filings required by Law to be made by it to consummate the Transactions. Each Purchaser shall cooperate with the Company with respect to all filings the Company shall be required by Law to make and in obtaining all Required Consents; provided, that no Purchaser shall be required to dispose of any of its assets or properties, or make any change to its business, or expend any material funds in order to comply with this Section 7.1.

Section 7.2 Notification

Between the date of this Agreement and the Closing Date, each Purchaser shall promptly notify the Company in writing if such Purchaser becomes aware of (a) any fact or condition that makes any of its representations and warranties untrue as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would make any of its representations and warranties untrue had such representation or warranty been made as of the date of the occurrence of such fact or condition, (c) any breach of any of its covenants in this Agreement, or (d) any fact or condition that could reasonably be expected to make the satisfaction of the conditions in Article 9 unlikely or impossible.

ARTICLE 8

CONDITIONS TO PURCHASERS’ CLOSING OBLIGATIONS

The obligations of the Purchasers to consummate the Transactions to be effected at the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the conditions set forth in this Article 8.

Section 8.1 Accuracy of Representations

All representations and warranties of each Member of the Company Group in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing Date as if made on and as of such date, without giving effect to any supplement to the Disclosure Schedule; provided, that each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing Date as if made on and as of such date, without giving effect to any supplement to the Disclosure Schedule.

Section 8.2 Performance of Covenants

All of the covenants and obligations that any Member of the Company Group is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 8.3 Required Consents

Each of the Required Consents, including with respect to the Operating Companies, shall have been obtained in a form and substance reasonably acceptable to the Purchasers and shall be in full force and effect, and the Company shall have delivered copies thereof to the Purchasers. None of such Required Consents shall be subject to conditions that are unacceptable to the Purchasers in their reasonable judgment.

Section 8.4 No Adverse Proceedings

There shall not be existing or threatened against any Purchaser or any Member of the Company Group by any Governmental Body any action, claim, suit or other proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transactions.

Section 8.5 Changes in Law

After the date hereof, no Law or interpretation thereof shall have been enacted or made, nor shall any Order have been issued, by or on behalf of any Governmental Body, which, in the Purchasers’ reasonable judgment, would materially and adversely affect foreign investments in the PRC (including any Law, interpretation or Order limiting the ownership or control of domestic business ventures by foreign Persons, or the ability of foreign Persons to repatriate funds held by domestic business ventures) or would otherwise materially and adversely affect the Purchased Securities or the benefits expected to be derived by the Purchasers from the purchase of the Purchased Securities or by the Company from the sale of the Purchased Securities.

Section 8.6 Repayment of Loan

The aggregate principal amount outstanding under that certain loan agreement, dated as of December 1, 2005, by and between the Henan Xinyuan and Jiantou, shall have been paid to Henan Xinyuan in full and in cash in satisfaction of all of Jiantou’s obligations thereunder.

Section 8.7 Certain Documents

As of the Closing Date, each of the following documents shall have been duly executed and delivered by the parties thereto (other than the Purchasers), each in substance and form satisfactory to the Purchasers, and each such document shall be in full force and effect and filed, as required or appropriate, with applicable Governmental Authorities, and no term or condition thereof shall have been supplemented, amended, modified or waived without the Purchasers’ prior written consent, and any transactions contemplated thereby shall have been consummated (or will be consummated concurrently with the Closing) in accordance with the terms and conditions thereof:

(a) the Related Documents, except for item 5 set forth on Schedule I;

(b) the Governing Documents of the WFOE and Henan Xinyuan;

(c) the Henan Acquisition Agreement; and

(d) any other Contract or document reasonably requested by the Purchasers.

Section 8.8 Officer’s Certificate

The Company shall have delivered to each of the Purchasers a certificate of the President (or comparable officer) of the Company, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 8.1 through Section 8.7.

Section 8.9 No Conflict

Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause any Purchaser to suffer any adverse consequence under any applicable Law or Order.

Section 8.10 Secretary’s Certificates

The Company shall have delivered to each of the Purchasers a certificate of the Secretary of the Company, dated the Closing Date, attaching (i) correct and complete copies of the Governing Documents then in effect, (ii) correct and complete copies of all resolutions of the Board of Directors of the Company relating to the Transactions, and a certificate of good standing of the Company issued by the applicable Governmental Body no earlier than one Business Day before the Closing Date.

Section 8.11 Opinions of Counsel

(a) On the Closing Date, each Purchaser shall have received from King & Wood, counsel to the Company and the Management Shareholders, an opinion addressed to the Purchasers, in the form attached hereto as Exhibit E, dated as of the Closing Date.

(b) On the Closing Date, each Purchaser shall have received from Maples and Calder, counsel to the Company, an opinion addressed to the Purchasers, in the form attached hereto as Exhibit F, dated as of the Closing Date.

Section 8.12 Proceedings and Documents

As of the Closing Date, all corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 8.13 Burnham Warrants

The Burnham Warrants shall have been issued to Burnham Securities, Inc. and Joel B. Gardner.

Section 8.14 Board of Directors

Mr. Justin Tang and Mr. Christopher Fiegen (or such other persons designated by the Purchasers) shall have been elected to serve on the Company’s Board of Directors in accordance with the Shareholders Agreement, and each Purchaser shall have received a certificate by the Secretary of the Company, reasonably satisfactory to the Purchasers, certifying as to the foregoing and attaching copies of required resolutions, and other evidence of effecting the forgoing shall have been delivered to the Purchasers.

Section 8.15 Budgets

The Company shall have delivered to the Purchasers the 2007 Budget, which shall be in a form and substance satisfactory to the Purchasers in their sole discretion, and the Company shall have operated in compliance with the 2006 Budget prior to the Closing Date.

Section 8.16 Revised Financial Statements

The Company shall have delivered to the Purchasers revised financial statements, which shall reflect all of the adjustments reasonably requested by the Purchasers prior to the Closing Date, in form and substance reasonably satisfactory to the Purchasers.

ARTICLE 9

CONDITIONS TO THE COMPANY’S AND THE

MANAGEMENT SHAREHOLDERS’ CLOSING OBLIGATIONS

The obligations of the Company and the Management Shareholders to consummate the Transactions to be effected at the Closing are subject to the fulfillment or waiver on or before the Closing Date of each of the conditions set forth in this Article 9.

Section 9.1 Accuracy of Representations

All of the Purchasers’ representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if made on and as of such date; provided, that each of the representations and warranties in this Agreement that contains an express materiality qualification shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on and as of such date.

Section 9.2 Performance of Covenants

All of the covenants and obligations that the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

Section 9.3 Officer’s Certificate

Each of the Purchasers shall have delivered to the Company and the Management Shareholders a certificate of an appropriate officer or director thereof, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2.

Section 9.4 Payment of Purchase Price

Each of the Purchasers shall have delivered such Purchaser’s portion of the Purchase Price to the Company.

Section 9.5 No Adverse Proceedings

Since the date of this Agreement, there shall not have been commenced or threatened against any Member of the Company Group by any Governmental Body any action, claim, suit or other proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with the Transactions.

Section 9.6 No Conflict

Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause the Company to suffer any adverse consequence under any applicable Law or Order.

Section 9.7 Proceedings and Documents

As of the Closing Date, all corporate and other proceedings taken or to be taken in connection with the Transactions and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 9.8 Related Documents

As of the Closing Date, each of the Related Documents to which a Purchaser is a party shall have been duly executed and delivered by such Purchaser and shall be in full force and effect.

Section 9.9 Closing by One Purchaser Only

If (a) any of the conditions set forth in this Article 9 with respect to a Purchaser are not satisfied or waived (such Purchaser, the “Non-Closing Purchaser”), (b) all of the conditions set forth in this Article 9 with respect to the other Purchaser are satisfied or waived (such Purchaser, the “Closing Purchaser”), and (c) all of the conditions set forth in Article 8 are satisfied or waived, then upon written notice by the Closing Purchaser to the Non-Closing Purchaser (with a copy to the Company), all of the Non-Closing Purchaser’s rights hereunder shall be deemed to have been assigned and all of the Non-Closing Purchaser’s obligations hereunder shall be deemed to have been delegated to the Closing Purchaser (including with respect to the purchase of the Purchased Securities and payment of the Purchase Price), and the Non-Closing Purchaser shall no longer be a Purchaser for purpose of this Agreement or a party to any Related Document.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Indemnification

(a) The Company agrees to indemnify, defend and hold harmless the Purchasers and their respective Affiliates, and the partners, members, shareholders, managers, directors, employees and agents of each of the foregoing, from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, diminution in value of securities, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”), resulting from, arising out of, or imposed upon or incurred by any Person to be indemnified hereunder by reason of (i) any breach of any representation, warranty, covenant or agreement of the Company or the Management Shareholders contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or any other Member of the Company Group pursuant hereto or in connection with any of the Transactions or (ii) any matter set forth on Schedule II.

(b) The Management Shareholders agree to indemnify, defend and hold harmless the Purchasers and their respective Affiliates, and the partners, members, shareholders, managers, directors, employees and agents of each of the foregoing, from and against and in respect of any and all Losses resulting from, arising out of, or imposed upon or incurred by any Person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or any other Member of the Company Group pursuant hereto or in connection with any of the Transactions; provided, that the Management Shareholders shall not be obligated to indemnify the Purchaser under this Section 10.1 for any matter set forth in Schedule II, including to the extent any such matters are duplicated in the representations, warranties, covenants or agreements of the Company or the Management Shareholders contained in this Agreement or any agreement, certificate or document executed and delivered by the Company or any other Member of the Company Group pursuant hereto or in connection with any of the Transactions.

(c) Notwithstanding anything herein to the contrary, the Management Shareholders shall not be obligated to indemnify the Purchasers under this Section 10.1 in excess of an aggregate amount of $1,250,000 (the “Management Shareholders’ Indemnification Cap”); provided, however, that the Management Shareholders’ Indemnification Cap shall not apply to any Management Shareholder indemnification obligations arising out of, relating to or resulting from fraud or intentional misrepresentation by the Management Shareholders.

(d) Notwithstanding anything herein to the contrary, the Company shall not be obligated to indemnify the Purchasers under this Section 10.1 in excess of an aggregate amount of $25,000,000 (the “Company’s Indemnification Cap”); provided, however, that the Company’s Indemnification Cap shall not apply to any Company indemnification obligations arising out of, relating to or resulting from fraud or intentional misrepresentation by the Company.

Section 10.2 Procedures

Whenever a claim shall arise for indemnification under this Article 10, with the exception of claims for litigation expenses to be funded on an ongoing basis, the Person entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim. Failure of an Indemnified Party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or legal proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, elect by notice to the Indemnified Party to assume the defense; provided, however, that the Indemnifying Party makes such election within 15 days after delivery of notice of claim from the Indemnified Party and agrees in writing to pay the full amount of such indemnification to the Indemnified Party. If an Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall be entitled to select counsel satisfactory to the Indemnified Party and take all steps necessary in the settlement or defense thereof; provided, that no settlement shall be made without the prior written consent of the Indemnified Party unless the settlement involves only payment of money damages by the Indemnifying Party and a release of the Indemnified Party from all liability. The Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving notice of the same to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of Section 10.1.

Section 10.3 Survival; Right to Indemnification Not Affected by Knowledge

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the certificate delivered pursuant to Section 8.8, and any other certificate or document delivered pursuant to this Agreement or any of the Related Documents will survive for a period of three years following the Closing; provided, however, that all representations and warranties relating to Section 4.17 (Employment Matters) and Section 4.23 (Taxes) hereof shall survive until 30 days after the expiration of the respective statute of limitations applicable to Section 4.17 and Section 4.23. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE 11

TERMINATION

Section 11.1 Termination Events

By notice given prior to the Closing, this Agreement may be terminated as follows:

(a) by agreement of the Purchasers and the Company;

(b) by Blue Ridge China as to itself and by EI as to itself, if a material breach of any provision of this Agreement has been committed by any Member of the Company Group, which breach shall not be cured within a period of five (5) Business Days of receipt of written notice thereof from such Purchaser;

(c) by the Company or the Management Shareholders, if a material breach of any provision of this Agreement has been committed by a Purchaser, which breach shall not be cured within a period of five (5) Business Days of receipt of written notice thereof from the Company or the Management Shareholders, which notice shall be sent to each of the Purchasers; provided that a breach by the Non-Closing Purchaser shall not entitle the Company or the Management Shareholders to terminate this Agreement if the Closing Purchaser notifies the Company within such five (5) Business-Day period that it intends to send the notice referred to in Section 9.9, or if the Closing Purchaser sends such notice within such five (5) Business-Day period; and

(d) by the Purchasers, the Management Shareholders or the Company if the Closing has not occurred on or before December 31, 2006, provided that such right of termination shall not be exercisable by any party which is then in material breach of this Agreement.

Section 11.2 Effect of Termination

Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2 and Article 12 shall survive the termination of this Agreement; provided, that no such termination shall relieve any party of liability for any breach of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Entire Agreement

This Agreement, together with the Related Documents, merges all previous negotiations and agreements among the parties hereto, either oral or written, and constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof.

Section 12.2 Amendments; Waivers

No amendment, modification, or waiver of any provision of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. Except as otherwise expressly set forth herein, no failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 12.3 Severability

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person.

Section 12.4 Assignment

The rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. This Agreement may not be assigned (by operation of Law or otherwise) without the prior written consent of the parties; provided, that any Purchaser may assign its rights and delegate its duties hereunder to any of its Affiliates upon written notice to the Company and the other Purchasers, which notice shall identify the assignee, so long as such Purchaser remains liable for the performance of such Affiliate.

Section 12.5 Third Parties

Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 12.6 Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by fax, overnight courier or electronic mail (provided that communications sent by electronic mail are concurrently sent by fax or overnight courier) in accordance with this Section 12.6), to the following addresses:

If to the Purchasers to:

Blue Ridge Capital Offshore Holdings LLC

660 Madison Avenue, 20th Floor New York, New York 10021

U.S.A.

Attention: Richard S. Bello

Fax: (212) 446-6201

E-mail: rbello@blueridgelp.com

with required copy (which shall not by itself constitute notice) to:

Blue Ridge Investment Consulting (Beijing) Co., Ltd.

3701 Tower A, Beijing Fortune Plaza

No. 7 Dongsanhuan Rd, Chaoyang District

Beijing, 100020, China

Attention: Justin Tang

Fax: +86 (10) 6530-8839

E-mail: justin@br-china.com

and

EI Fund II China, LLC

c\o Equity International

Two North Riverside Plaza

Suite 700

Chicago, Illinois 60606

Attention: Ira Chaplik

Fax: (312) 454-0157

E-mail: ichaplik@egii.com

with a required copy (which shall not by itself constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway, 46th Floor

New York, New York 10019

U.S.A.

Attention: Gary D. Friedman, Esq.

Fax: (212) 833-1250

E-mail: gfriedman@fklaw.com

and

TransAsia Lawyers Beijing

Suite 2218, China World Tower 1

1 Jianguomenwai Avenue

Beijing, 100004, China

Attention: Philip Qu, Esq.

Fax: (8610) 6505 8189

E-mail: pqu@TransAsiaLawyers.com

and

EI Fund II China, LLC

c\o Equity International

Two North Riverside Plaza

Suite 700

Chicago, Illinois 60606

Attention: Brian K. Richter

Fax: (312) 454-0157

E-mail: brichter@egii.com

If to the Management Shareholders to:

Xinyuan Real Estate, Ltd.

No. 18 Xinyuan Road

Zhengzhou, Henan 450011

Attention: Zhang Yong

Fax: +86-0371-65651686

E-mail: zyong63@163.com

with a required copy (which shall not by itself constitute notice) to:

Hodgson Russ LLP

150 King Street West

P.O. Box 30, Suite 2309

Toronto, Ontario M5H 1J9

Canada

Attention: Omer Ozden, Esq.

Fax: (416) 595-5021

E-mail: oozden@hodgsonruss.com

and

King & Wood

47th Floor, Shun Hing Square, Diwang Commercial Center

5002 Shennan Road East

Shenzhen 518008, China

Attention: Wang Lixin

Fax: +86755-2216-3380

E-mail: lixinwang@kingandwood.com

If to the Company:

Xinyuan Real Estate, Ltd.

No. 18 Xinyuan Road

Zhengzhou, Henan 450011

Attention: Zhang Yong

Fax: +86-0371-65651686

E-mail: zyong63@163.com

with a required copy (which shall not by itself constitute notice) to:

Hodgson Russ LLP

150 King Street West

P.O. Box 30, Suite 2309

Toronto, Ontario M5H 1J9

Canada

Attention: Omer Ozden, Esq.

Fax: (416) 595-5021

E-mail: oozden@hodgsonruss.com

with required copies (which shall not by itself constitute notice) to the Purchasers and to the Management Shareholders at the addresses provided above (including copy recipients).

The burden of proving notice when notice is transmitted by fax or electronic mail shall be the responsibility of the party providing such notice.

Section 12.7 Expenses

At the Closing, the Company shall reimburse the Purchasers for all of their reasonable costs and expenses, including the fees and expenses of any attorney or tax advisor retained by them, that they shall have incurred in connection with the legal, accounting and commercial due diligence process, the negotiation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions provided, that such reimbursement shall be limited to a maximum of $250,000. The Company or the Management Shareholders, as the case may be, shall also reimburse the Purchasers on demand for their reasonable costs (including attorneys’ fees and expenses) of enforcing any provision of this Agreement or the Related Documents in the event of a breach by any Member of the Company Group; provided, that such reimbursement shall be limited to a maximum of $250,000 per claim.

Section 12.8 Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without application of principles of conflicts of law.

Section 12.9 Specific Performance

The parties agree that irreparable damage will occur in the event that either party fails to consummate the Transactions in accordance with the terms of this Agreement, and that the parties shall therefore be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

Section 12.10 Submission to Jurisdiction

Any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be resolved by arbitration. The arbitration shall be administered by the International Chamber of Commerce (the “ICC”) in accordance with its commercial arbitration rules then in effect (the “Rules”). The place of arbitration shall be Hong Kong, Special Administrative Region. The number of arbitrators shall be three. The Company and the Management Shareholders, on the one hand, and the Purchasers, on the other hand, shall each appoint one arbitrator, and the two party-appointed arbitrators shall endeavor promptly to appoint the chairperson of the arbitral tribunal. To the extent reasonably feasible, the chairperson and each other arbitrator shall be or shall have been a judge, executive or professional with extensive experience with international commercial transactions that shall be willing to apply the laws of the State of New York to the substance of the dispute. If either the Company and Management Shareholders, on the one hand, or the Purchasers, on the other hand, fail to appoint their respective arbitrator within thirty days after receipt by respondent(s) of the demand for arbitration or if the two party-appointed arbitrators are unable to appoint the chairperson of the arbitral tribunal within thirty days of the appointment of the second arbitrator, then the ICC shall appoint such arbitrator or the chairperson, as the case may be, in accordance with the listing, ranking and striking provisions of the rules. The arbitrators shall apply the law of the State of New York to the substance of the dispute and the arbitration proceedings shall be conducted in English. The arbitrators shall not award punitive, exemplary, multiple or consequential damages. In the absence of fraud, any decision and award rendered by the arbitrators shall be final and binding on all parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction. The parties hereby consent to the exclusive jurisdiction of (i) the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, and (ii) courts with appropriate jurisdiction to hear such matters in Hong Kong, Special Administrative Region, for temporary injunctive or other relief in aid of arbitration or to prevent irreparable harm and to the non-exclusive jurisdiction of such courts for enforcement of any award by the arbitrators. Without prejudice to such provisional remedies as may be available under the jurisdiction of such courts, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. Each party shall bear its own arbitration expenses, and the Company and Management Shareholders, on the one hand, and the Purchasers, on the other hand, shall pay one-half of the ICC’s and the chairperson’s fees and expenses, unless the arbitrators determine that it would be equitable if all or a portion of the prevailing party’s expenses should be borne by the other party.

Section 12.11 Interpretation

As both parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against either party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) ”or” has the inclusive meaning frequently identified with the phrase “and/or”, (b) ”including” has the inclusive meaning frequently identified with the phrase “including, but not limited to,” (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement, (d) when a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated, and (e) the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number and any other gender as the context of this Agreement requires.

Section 12.12 Counterparts

This Agreement may be executed in two or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile signatures shall be deemed original signatures.

Section 12.13 Confidentiality

No Member of the Company Group shall, and each Member of the Company Group shall cause their respective affiliates and advisors, and their respective directors, officers and representatives not to, disclose to anyone the fact that the Purchasers have executed this Agreement, or disclose to or discuss with anyone the terms of this Agreement, without the prior written consent of the Purchasers, except to their officers and advisors, as necessary, provided that they agree to maintain the confidentiality thereof, and except as may be necessary to consummate the Transactions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLUE RIDGE CHINA PARTNERS, L.P.,

By:	Blue Ridge China Holdings, L.P.,
its General Partner

By:	Blue Ridge Capital Offshore Holdings LLC,
its General Partner

By:
Name:
Title:

EI FUND II CHINA, LLC

By:
Name:
Title:

XINYUAN REAL ESTATE, LTD.

By:
	Name:	Zhang Yong
	Title:	President

Zhang Yong, as a Management Shareholder

Yang Yuyan, as a Management Shareholder

SCHEDULE I

RELATED DOCUMENTS

1.	Shareholders Agreement.

2.	Warrants (Blue Ridge China and EI).

3.	Burnham Warrants.

4.	Indemnification Agreements with Directors designated by the Purchasers.

5.	Confidentiality, Non-Competition and Non-Solicitation Agreements, between the Senior Management Personnel of the WFOE and the Operating Companies, and the WFOE or their respective Operating Company, as applicable, to the extent not covered by item 6 below, in each case in form and substance satisfactory to the Purchasers.

6.	Confidentiality, Non-Competition And Non-Solicitation Agreements, in form and substance acceptable to the Purchasers, between the WFOE and each of the Management Shareholders and Zhang Longgen.

7.	Employment Agreements between WFOE and each of Zhang Yong and Zhang Longgen.

8.	Governing Documents of the Company, the WFOE and each Operating Company.

SCHEDULE II

CERTAIN INDEMNIFICATION OBLIGATIONS

1.	Any underpayment by any Member of the Company Group of EIT on or prior to the Closing Date, except as already accrued in the audited financial statements of the Company, as of December 31, 2005.

2.	Any failure to pay or underpayment by any Member of the Company Group of statutory employee benefits (and any interest payable thereon or in connection therewith) on or prior to the Closing Date.

3.	Beijing Cornwill Investment & Consultancy Co., Ltd. or the dissolution or transfer thereof.

4.	Any amount by which projects completed on and as of the Closing Date have exceeded the amount budgeted therefor in the 2006 Budget by more than 5%.

5.	Any illegal or improper pre-completion sales of the premises prior to June 1, 2006.

6.	Henan Wanzhong Real Estate Co., Ltd. exceeding its development capacity as approved by the Governmental Bodies in developing project Central Garden.

7.	Henan Xinyuan exceeding its development capacity as approved by the Governmental Bodies in developing project Xinyuan Splendid.

8.	The ongoing litigations in which any Member of the Company Group is involved, and excluding any reasonable legal fees related thereto.

9.	Any activities of any Member of the Company Group and Jiantou prior to the date of this Agreement in violation of the representations and warranties in Section 4.34.

10.	Any and all Losses incurred by the Company, any Member of the Company Group, or the Purchaser, associated with, arising from, or in connection with, Jiantou.

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Schedules

Disclosure Schedule

Schedule I	Related Documents
Schedule II	Certain Indemnification Obligations

Exhibits

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Memorandum of Association
Exhibit C	Form of Warrant
Exhibit D	Form of Burnham Warrants
Exhibit E	Form of Legal Opinion of Counsel to the Company and the Management Shareholders
Exhibit F	Form of Legal Opinion of Counsel to the Company
Exhibit G	Henan Acquisition Agreement
Exhibit H	Form of Labor Agreement

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